Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Management and Stockholders of KASLION Acquisition B.V.

We consent to the use of our report dated April 16, 2010, with respect to the consolidated balance sheet of KASLION Acquisition B.V. as of December 31, 2009, and the related consolidated statements of operations and comprehensive income, cash flows, and changes in equity, for the year ended December 31, 2009, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Accountants N.V.

Amstelveen, the Netherlands, April 16, 2010